EXHIBIT 99.1

MMEX Resources Corporation

Shareholder Update

June 6, 2017

Dear Shareholders,

As we move into this new chapter for MMEX Resources Corporation (MMEX), I want to thank you for your interest. Many of you have been shareholders closely following our story, and we appreciate your continued support as we progress toward MMEX’s business goals and strive to maximize shareholder value.

Since announcing our plans to build a $450M, 50,000 barrel-per-day crude oil refinery in the Permian Basin in March, MMEX has received an unprecedented response from industry news media, local community leaders, potential investors and vendor partners, and both prospective and current shareholders with positive interest in the project and its progress. Plans for the Pecos County refinery continue to progress swiftly, with multiple key milestones already achieved to date:

•	Execution of Pecos County Land Purchase & Sale Agreement (February 2017)

•	Pre-permit meetings held with Texas Commission for Environmental Quality (TCEQ) (February 2017)

•	Announcement of engagement with KP Engineering, an energy industry leader in engineering, procurement and construction (EPC) solutions, to engineer, design and construct the refinery (March 2017)

•	Announcement of engagement with Trinity Consultants, Inc., an international environmental consulting firm specializing in industrial air quality issues, to prepare and process necessary state and federal environmental permits (April 2017)

•	Completion of land survey for Pecos County Refinery site (April 2017)

•	Execution of Letter of Intent with supplier of 50,000 BPD crude oil volumes (May 2017)

•	Lease and opening of MMEX principal office in Fort Stockton, Texas (May 2017)

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In addition, we have assembled a world-class team with more than 30 years of experience successfully building, financing and managing multi-million dollar gas processing, pipelines, power plants, refinery and oil and gas operations in Peru and the United States.

Currently, MMEX is focused on finalizing the land purchase of the Pecos County refinery site, preparing for all necessary environmental studies required for permitting, and continuing the pursuit for top-tier vendor partners as well as financing for the project. As is typical with infrastructure projects of this size, the present planning and financing stage is often more like a long-distance run than a sprint. This development stage is projected to take several months to complete; however, MMEX remains on track to commence construction of the Pecos County refinery in early to mid 2018, subject to receipt of necessary permitting and financing.

In the meantime, the MMEX team has set up multiple channels for shareholders to stay up-to-date on the latest MMEX news and developments. We encourage you to direct any inquiries to investorrelations@mmexresources.com and to frequently check our Project Milestones page for the Pecos County Refinery Project. In addition, we have set up an investor email link to receive newsletters from time to time.

In addition, I am excited to announce that we will be continuing to develop our communications efforts through routine updates and more interactive ways to reach our investor base. We do appreciate your continued support and are pleased to have you as part of the extended MMEX investor family.

Sincerely,

/s/ Jack W. Hanks

Jack W. Hanks, Chief Executive Officer & Director

MMEX Resources Corporation

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